January 6, 2005

Mr. Ross Erickson
Legal/Regulatory Coordinator
Frank Russell Investment
Management Company
909 A Street
Tacoma, WA 98402

Re: SSgA Funds(the "Funds")

Dear Mr. Erickson:

Based upon a review of the
related books and records
maintained by SSgA Funds
Managerment, Inc., the Funds
did not engage in any
Investment Company Act of 1940
Rule 10F-3 or Rule 17a-7
transactions for the quarter
ending February 28, 2004.

Very truly yours,

SSgA Funds Management, Inc.

By:

Peter A. Ambrosini, Esq.
Compliance and Risk Management
Chief Compliance and Risk
Management Officer
617-664-1211


Karen B. Clark
Compliance and Risk Management
Principal and Senior Compliance
Officer
617-664-4437


Margaret A. Nelson

Compliance and Risk Management
Principal and Senior Compliance
Officer
617-664-5030